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                                                                    Exhibit 99.4



                               EXCHANGE OFFER FOR

                               ALL ISSUED SHARES
                                       OF

                                 POLYGRAM N.V.
                                      FOR

                               NLG 115 IN CASH OR
                            1.3772 COMMON SHARES OF

                            THE SEAGRAM COMPANY LTD.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 3:00 P.M., AMSTERDAM TIME (9:00 A.M.,
   NEW YORK CITY TIME), ON             , 1998, UNLESS THE OFFER IS EXTENDED.

                                                                          , 1998

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:


     We have been appointed by The Seagram Company Ltd., a corporation organized under the laws of Canada ("Seagram"), to act as dealer manager (the "Dealer Manager") in connection with Seagram's offer to acquire all issued shares, par value NLG 0.50 per share ("PolyGram Shares"), of PolyGram N.V., a corporation incorporated under the laws of the Netherlands ("PolyGram"), not already owned by Seagram or its affiliates for, at the election of each holder of PolyGram Shares, per share consideration of either (i) 1.3772 common shares without nominal or par value ("Seagram Shares") of Seagram (the "Share Consideration") or (ii) NLG 115, net to the seller in cash (the "Cash Consideration" and together with the Share Consideration, the "Offer Consideration"), upon the terms and subject to the conditions set forth in the Offering
Circular/Prospectus dated             , 1998 (the "Offering
Circular/Prospectus"), and in the related Letter of Transmittal/Election Form (which, together with the related Application Form/Deed of Transfer, as any of the foregoing may be amended or supplemented from time to time, constitute the "Offer") enclosed herewith. Holders of PolyGram Shares whose certificates for such PolyGram Shares ("PolyGram Certificates") are not immediately available or who cannot deliver their PolyGram Certificates and all other required documents to the U.S. Exchange Agent (as defined below) on or prior to the Expiration Date (as defined in the Offering Circular/Prospectus), or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their PolyGram Shares according to the guaranteed delivery procedure described under "The
Offer -- Procedure for Tendering PolyGram Shares -- For Holders of PolyGram U.S. Registered Shares -- Guaranteed Delivery" in the Offering Circular/Prospectus. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold PolyGram Shares registered in your name or in the name of your nominee. Enclosed herewith for your information and forwarding to your clients are copies of the following documents:


          1.  The Offering Circular/Prospectus, dated September   , 1998.

          2. The Letter of Transmittal/Election Form to tender PolyGram Shares held in the form of PolyGram U.S. Registered Shares (as defined in the Offering Circular/Prospectus) for your use and for the information of your clients.

          3.  The Notice of Guaranteed Delivery for PolyGram Shares to be used to accept the Offer if PolyGram Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to Citibank, N.A. (the "U.S. Exchange Agent") by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date.
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          4.  The Letter to PolyGram Shareholders from the Chairman of the Board of Management and Chief Executive Officer of PolyGram, accompanied by PolyGram's Solicitation/Recommendation Statement on Schedule 14D-9, which includes the recommendation of the PolyGram Board of Management and the PolyGram Supervisory Board that shareholders accept the Offer and tender their PolyGram Shares to Seagram pursuant to the Offer.

          5. A printed form of letter which may be sent to your clients for whose accounts you hold PolyGram Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

          7. A return envelope addressed to Citibank, N.A., the U.S. Exchange Agent.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT
3:00 P.M., AMSTERDAM TIME (9:00 A.M., NEW YORK CITY TIME), ON             ,
1998, UNLESS THE OFFER IS EXTENDED.

     Share Consideration will be paid in respect of 34,783,758 tendered PolyGram Shares and Cash Consideration will be paid in respect of all other tendered PolyGram Shares. For so long as the Offer Agreement is in effect, Philips has agreed to validly tender pursuant to and in accordance with the terms of the Offer and not withdraw such tender of all of its PolyGram Shares and to elect to receive Share Consideration in respect of all of its PolyGram Shares. If no other PolyGram shareholders make an election (a "Share Election") to have their PolyGram Shares exchanged for Share Consideration in the Offer, Philips will receive Seagram Shares in the Offer in respect of 34,783,758 of its PolyGram Shares and Cash Consideration in respect of its remaining PolyGram Shares. If PolyGram shareholders (other than Philips) make Share Elections, all such shareholders (including Philips) will have an equal opportunity to receive Share Consideration in the Offer (based on the number of tendered PolyGram Shares in respect of which each such holder (including Philips) has made a Share Election), subject to the limitation that Share Consideration will be paid in respect of an aggregate of 34,783,758 tendered PolyGram Shares. To the extent Share Elections are made in respect of more than 34,783,758 shares, each tendering PolyGram shareholder making a Share Election will receive Share Consideration in respect of a portion of such shares and Cash Consideration in respect of the remainder of such shares. See "The Offer -- Limited Availability of Share Consideration" in the Offering Circular/Prospectus for examples illustrating the potential outcomes available to tendering PolyGram shareholders making a Share Election.

     Seagram will not issue any fractional Seagram Shares in the Offer. In lieu of any fractional Seagram Shares, each tendering PolyGram shareholder who would otherwise be entitled to receive a fractional Seagram Share will receive an amount in cash (without interest) determined by multiplying the fractional interest in a Seagram Share to which such shareholder would otherwise be entitled by NLG 83.50.


     HOLDERS OF POLYGRAM U.S. REGISTERED SHARES WILL RECEIVE ALL CASH PAYMENTS PURSUANT TO THE OFFER IN U.S. DOLLARS UNLESS THE HOLDER ELECTS TO RECEIVE SUCH PAYMENTS IN DUTCH GUILDERS. See Instruction A.8 of the Letter of Transmittal/ Election Form. PolyGram shareholders who tender PolyGram Shares by book-entry transfer who wish to receive cash payments pursuant to the Offer in Dutch Guilders instead of U.S. Dollars must also (i) provide the U.S. Exchange Agent with (A) wire instructions for an account in the Netherlands to which such payment in Dutch Guilders may be made or (B) an address to which a check for such payment may be mailed and (ii) submit to the U.S. Exchange Agent a copy of the Agent's Message used to tender such shareholder's PolyGram Shares. In the event that any such wire instructions are invalid or incomplete, such payments will be made in U.S. Dollars by check. Holders of PolyGram U.S. Registered shares who elect to receive cash payments pursuant to the Offer in Dutch Guilders and who do not tender such shares by book-entry transfer must have their signature on the Letter of Transmittal/Election Form guaranteed by an Eligible Institution (as defined in the Letter of Transmittal/Election Form). See Instruction A.1 of the Letter of Transmittal/Election Form.


     The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn pursuant to the Offer a number of PolyGram Shares which, when added to any PolyGram Shares previously acquired by Seagram, constitutes at least 95% of the issued share capital of PolyGram as of the Expiration Date. The Offer is also subject to other terms and conditions which PolyGram shareholders should carefully consider. See "The Offer -- Certain Conditions of the Offer" in the Offering Circular/Prospectus.
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     Each of the PolyGram Board of Management, by unanimous vote, and the
PolyGram Supervisory Board, by affirmative vote of all directors (other than two designees of Koninklijke Philips Electronics N.V., a corporation incorporated under the laws of the Netherlands ("Philips") and the beneficial owner of 75% of the issued PolyGram Shares as of the date of the Offering Circular/Prospectus, who abstained), has determined that the Offer is in the best interests of PolyGram and is fair to the PolyGram shareholders, has approved the Offer Agreement (as defined below) and recommends that PolyGram shareholders tender their PolyGram Shares in the Offer. See "The Offer -- PolyGram's Reasons for the Offer; Recommendation of the PolyGram Board of Management and the PolyGram Supervisory Board" in the Offering Circular/Prospectus.

     The Offer is being made pursuant to an offer agreement dated as of June 21, 1998 among Seagram, PolyGram and Philips (the "Offer Agreement") which provides for, among other things, the making of the Offer by Seagram. Any PolyGram shareholders who do not tender their PolyGram Shares will remain shareholders of PolyGram following consummation of the Offer until such time as Seagram acquires at least 95% of the issued PolyGram Shares and the Enterprise Division of the Court of Appeals in Amsterdam subsequently approves a compulsory acquisition (the "Compulsory Acquisition") of the remaining minority PolyGram Shares. Those PolyGram shareholders who do not tender their PolyGram Shares pursuant to the Offer are not entitled to receive consideration for their PolyGram Shares from Seagram at any time subsequent to the consummation of the Offer unless Seagram effects such Compulsory Acquisition or otherwise agrees to acquire such holder's PolyGram Shares in accordance with applicable law. See "The Offer -- Purpose of the Offer; Plans for PolyGram -- Compulsory Acquisition" in the Offering Circular/Prospectus.


     Following consummation of the Offer, Seagram may effect a corporate reorganization of PolyGram and its subsidiaries which may include, among other things, the transfer of subsidiaries from PolyGram to affiliates of Seagram for fair market value and the distribution of substantially all the proceeds received from such transfers as a dividend (a "Post-Closing Dividend") to PolyGram shareholders. See "The Offer -- Purpose of the Offer; Plans for PolyGram -- Post-Closing Restructuring; Post-Closing Dividend" in the Offering Circular/Prospectus. Receipt of a Post-Closing Dividend by non-tendering PolyGram shareholders could have adverse tax consequences to such shareholders. See "Certain Material Tax Consequences -- Tax Consequences of a Post-Closing Dividend" in the Offering Circular/Prospectus.


     In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal/Election Form and any required signature guarantees, or an Agent's Message (as defined in the Offering Circular/Prospectus) in connection with a book-entry delivery of PolyGram Shares, and other required documents should be sent to the U.S. Exchange Agent, and (ii) PolyGram Certificates representing the tendered PolyGram Shares should be delivered to the U.S. Exchange Agent, or such PolyGram Shares should be tendered by book-entry transfer into the U.S. Exchange Agent's account maintained at the Book-Entry Transfer Facility (as described in the Offering Circular/Prospectus), all in accordance with the instructions set forth in the Letter of Transmittal/Election Form and the Offering Circular/Prospectus.


     If holders of PolyGram Shares wish to tender, but it is impracticable for them to forward their PolyGram Certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender must be effected by following the guaranteed delivery procedures specified under "The Offer -- Procedure for Tendering PolyGram Shares -- For Holders of PolyGram U.S. Registered
Shares -- Guaranteed Delivery" in the Offering Circular/Prospectus.


     Seagram will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager) for soliciting tenders of PolyGram Shares pursuant to the Offer. Seagram will, however, upon request, reimburse you for reasonable and necessary expenses incurred by you in forwarding any of the enclosed materials to your clients. Seagram will pay or cause to be paid any stock transfer taxes payable on the transfer of PolyGram Shares to it, except as otherwise provided in Instruction A.6 of the Letter of Transmittal/Election Form.

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     Inquiries you may have with respect to the Offer should be addressed to D.
F. King & Co., Inc. (the "Information Agent") or the undersigned, at the respective addresses and telephone numbers set forth on the back cover of the Offering Circular/Prospectus. Additional copies of the enclosed materials may be obtained from the Information Agent.

                                         Very truly yours,

                                         MORGAN STANLEY DEAN WITTER


NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF SEAGRAM, THE DEALER MANAGER, POLYGRAM, THE U.S. EXCHANGE AGENT, THE DUTCH EXCHANGE AGENT (AS DEFINED IN THE OFFERING CIRCULAR/PROSPECTUS) OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.


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